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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF AFC ENTERPRISES, INC.

Cinnabon International, Inc., a Delaware corporation
Cinnabon, Inc., a Washington corporation
Seattle Coffee Company, a Georgia corporation
Seattle's Best Coffee, LLC, a Washington limited liability company Torrefazione Italia, LLC, a Washington limited liability company AFC Holdings of Texas, LLC, a Georgia limited liability company Church's Texas Holdings, LLC, a Texas limited liability company
CT Restaurants, L.P., a Texas limited partnership